AMENDED AND RESTATED BYLAWS

OF

ULURU Inc.

ARTICLE 1

SHAREHOLDERS MEETINGS

1.1  Annual Meeting.  An annual meeting of the shareholders of ULURU Inc. (the “Corporation”) shall be held each year on the date, at the time, and at the place, fixed by the Board of Directors.  The annual meeting shall be held for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

1.2  Special Meetings.  Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chief Executive Officer of the Corporation or the Board of Directors.

1.3  Place of Meetings.  Meetings of the shareholders shall be held at any place in or out of Nevada designated by the Board of Directors.

1.4  Meeting by Telephone Conference.  Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communication by which all shareholders participating may simultaneously hear each other during the meeting.

1.5  Quorum.  The presence in person or by proxy of the holders of not less than one third of the votes entitled to be cast at any meeting of shareholders shall constitute a quorum for the transaction of business.  The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

ARTICLE 2

BOARD OF DIRECTORS

2.1  Number and Qualification of Directors.  The authorized number of directors of the Corporation shall be not less than one (1) and no more than fifteen (15).

2.2  Regular Meetings.  A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of the shareholders.

2.3  Special Meetings.  Special meetings of the Board of Directors may be called by the Chief Executive Officer or any two directors. The person or persons calling a special meeting of the Board of Directors may fix any place in or out of Nevada as the place for holding the special meeting of the Board of Directors.  If a special meeting of the Board of Directors is preceded by less than three business days’ notice, the Company shall provide a mechanism by which a director may participate in the special meeting, and speak to and hear all other directors, by electronic means such a telephone or video conferencing equipment.

2.4  Notice.  Special meetings of the Board of Directors must be preceded by at least 24 hours notice to the directors prior to the meeting of the date, time, and place of the meeting.  Notice may be communicated in person, by telephone, by any form of electronic communication, by mail, or by private carrier.  At the written request of any director, notice of any special meeting of the Board of Directors shall be given to such director by facsimile at the number designated in writing by such director from time to time.

2.5           Compensation of Directors. Directors shall be entitled to receive compensation in such amounts, and on such terms and conditions, as are approved by a majority of the entire Board of Directors or by a committee composed entirely of directors who satisfy the independence standard of any stock market or exchange on which the Company’s capital stock is listed or quoted (or if such market has no stated independence standard, such standard as is determined by the Board of Directors).  Without limiting the breadth of the foregoing, directors may be compensated on a fixed fee basis, on a per-meeting or per-committee basis, by means of stock options or other equity-based compensation or any combination of the foregoing.

ARTICLE 3

OFFICERS

3.1  Appointment.  The Board of Directors shall appoint a President, a Secretary and a Treasurer.  The Board of Directors may appoint any other officers, assistant officers, and agents as the Board of Directors determines from time to time, including, without limitation, a Chief Executive Officer.  In the event the Board of Directors appoints a Chief Executive Officer, the Chief Executive Officer shall have the same rights and powers granted to the President in these Bylaws.  Any two or more offices may be held by the same person.

3.2  Term.  The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.3  Removal.  Any officer or agent appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause.

3.4  President.  The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors appoints a Chief Executive Officer, in which case the Chief Executive Officer shall be Chief Executive Officer of the Corporation.  Subject to the control of the Board of Directors, the Chief Executive Officer shall be responsible for the general operation of the Corporation. The Chief Executive Officer shall have any other duties and responsibilities prescribed by the Board of Directors.  Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

3.5  Secretary.  The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.

3.6  Treasurer.  The Treasurer shall have the care and custody of and be responsible for all the funds and securities of the Corporation and shall perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.

ARTICLE 4

ISSUANCE OF SHARES

4.1  Adequacy of Consideration.  The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

ARTICLE 5

INDEMNIFICATION

5.1  Third Party Actions.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his or her conduct was unlawful.

5.2  Derivative Actions.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

5.3  Success on Merits or Otherwise.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article V or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

5.4  Determination.  Any indemnification under Sections 1 and 2 of this Article V, unless ordered by a court or advanced pursuant to Section 5 of this Article V, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

5.4.1  By the shareholders;

5.4.2  By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

5.4.3  If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

5.4.4  If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5.5  Payment in Advance.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this Section 5 do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

5.6  Other Indemnification; Period of Indemnification.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article V:

5.6.1  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 2 of this Article V or for the advancement of expenses made pursuant to Section 5 of this Article V, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

5.6.2  Continues for a person who has ceased to be a director, officer, employee or agent with respect to events occurring during their tenure and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 6

AMENDMENTS

6.1  The Corporation’s Board of Directors may amend these Bylaws, except to the extent that the Articles of Incorporation, these Bylaws, or Chapter 78 of the Nevada Revised Statutes reserve this power exclusively to the shareholders in whole or in part. The Corporation’s shareholders may amend or repeal the Corporation’s Bylaws even though the Bylaws may also be amended or repealed by the Corporation's Board of Directors.

ARTICLE 7

ELECTION NOT TO BE GOVERNED BY CERTAIN PROVISIONS OF THE NEVADA REVISED STATUTES

7.1  The Corporation will NOT be governed by the provisions of Nev. Rev. Stat.  §§ 78.378 through and including 78.3793, as amended (Acquisition of Controlling Interest).  None of the aforementioned provisions in any way whatsoever will affect the management or operation of the Corporation or be applied to the Corporation.

Adopted:  November 5, 2007